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AMENDMENT ONE TO PRODUCTS PURCHASE AGREEMENT
This Amendment One (“Amendment”) to Products Purchase Agreement is by and between Rockwell Medical, Inc., a Delaware corporation (“Rockwell”), and DaVita Inc., f/k/a DaVita Healthcare Partners Inc., a Delaware corporation (“DaVita”) on behalf of itself and for the benefit of the DaVita Facilities (collectively the “Parties”), and is entered into as of April 6, 2022 (the “Amendment Effective Date”) amends the Products Purchase Agreement dated as of July 1, 2019 by and between the Parties (the “Agreement”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Agreement.
WHEREAS, the Parties entered into the Agreement wherein Rockwell agreed to sell to DaVita, and DaVita agreed to purchase from Rockwell, certain Products;
WHEREAS, concurrently herewith, the Parties are entering into a Securities Purchase Agreement relating to the purchase by DaVita of preferred securities of Rockwell on the terms set forth therein (the “Securities Purchase Agreement”); and
WHEREAS, the Parties desire to amend the Agreement in accordance with the terms and conditions thereof.
THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to the following terms:
1.Amendments to Agreement. The Agreement is hereby amended as follows:
1.1.Products and Price List. Exhibit A to the Agreement is hereby amended as set forth in Exhibit A to this Amendment.
1.2.Price Increase. Section 3.4 of the Agreement is hereby amended and restated in its entirety as follows:
“Section 3.4    Costs.
(a)Regulatory Costs.
i.Commencing on [***], and no more than [***] each calendar year during the remaining Term, if an applicable Governmental Authority during any applicable contract year after January 2, 2022 has changed the designation of such Product from a medical device to a drug and such change has increased Rockwell’s manufacturing costs with respect to such Product (“Regulatory Costs”) by at least [***] percent over the manufacturing costs with respect to such Product for the most recent calendar year for such Product, the Purchase Price for such Product shall be increased by the amount of such Regulatory Costs, provided that in no event will the increase in Purchase Price for any Product attributable to Regulatory Costs exceed [***] in any calendar year.
ii.If Rockwell believes the Regulatory Costs for a Product would result in an increase to the Purchase Price of such Product, Rockwell may submit a written notice to DaVita requesting an increase in the Purchase Price of such Product, together with reasonably detailed documentation showing Rockwell’s calculation of the Regulatory

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Costs for the applicable calendar year for such Product and Rockwell’s Regulatory Costs for the most recent calendar year in which there was a Purchase Price increase for such Product. DaVita will have thirty (30) days after receipt by DaVita of such notice to review the documentation of Rockwell’s calculation of the Regulatory Costs for such Product. Rockwell agrees to reasonably cooperate with DaVita’s review and will provide DaVita with reasonable access to Rockwell’s books and records relating to such Regulatory Costs during normal business hours. If DaVita disagrees with Rockwell’s calculation of the Regulatory Costs for such Product, DaVita may deliver a notice setting forth its objections to Rockwell’s calculation of the Regulatory Costs. DaVita and Rockwell will use commercially reasonable efforts to reach an agreement on the calculation of the Regulatory Costs for such Product for a period of thirty (30) days after receipt by Rockwell of such notice. If DaVita and Rockwell are not able to agree on the calculation of the Regulatory Costs for such Product, the parties will retain a mutually acceptable independent accounting firm (using the procedures described in Article XVI) to determine the Regulatory Costs for such Product, during which time the Purchase Price for the Product(s) shall remain unchanged. The cost of such accountant will be borne equally by the Parties.
(b)Inflationary Costs.
i.Commencing with the calendar quarter ending June 30, 2022, and each calendar quarter thereafter during the Term and Transition Period (if any), within thirty (30) days following the end of such quarter, Rockwell shall deliver to DaVita a written notice (“Inflationary Cost Notice”) containing reasonably detailed documentation setting forth: (i) Rockwell’s calculation of the actual amount of the Inflationary Costs for each Product during such quarter (ii) Rockwell’s calculation of the increase or decrease (as applicable) in the Inflationary Costs for each Product during such quarter as compared with the Budgeted Inflationary Cost for each Product for such quarter, and (iii) Rockwell’s calculation of the resulting amount owed to Rockwell by DaVita or payable by Rockwell to DaVita for such quarter. DaVita will have thirty (30) days after receipt by DaVita of each Inflationary Cost Notice to review the documentation of Rockwell’s calculations for such quarter. Rockwell agrees to reasonably cooperate with DaVita’s review and will provide DaVita with reasonable access to Rockwell’s books and records relating to such Inflationary Costs during normal business hours.

ii.If DaVita disagrees with Rockwell’s calculation of the Inflationary Costs for such quarter, DaVita may deliver a notice setting forth its objections to Rockwell’s calculation. DaVita and Rockwell will use commercially reasonable efforts to reach an agreement on the calculation of the Inflationary Costs for such quarter for a period of thirty (30) days after receipt by Rockwell of such notice. If DaVita and Rockwell are not able to agree on the calculation of the Inflationary Costs for such quarter, the parties will retain a mutually acceptable independent accounting firm (using the procedures

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described in Article XVI) to determine the Inflationary Costs. The cost of such accountant will be borne equally by the Parties.

iii.If the aggregate actual Inflationary Costs for all Products ordered by DaVita during a calendar quarter is less than the Budgeted Inflationary Costs for such Products for such calendar quarter, then: (a) if DaVita has not delivered a timely objection with respect to an Inflationary Cost Notice, upon the expiration of thirty (30) days after DaVita’s receipt of the applicable Inflationary Cost Notice, or (b) if DaVita has delivered a timely objection with respect to such Inflationary Cost Notice, the date on which the objection is resolved in accordance with Section 3.4(b)(i) above, Rockwell shall issue a credit memo to DaVita for an amount equal to the difference (or, with respect to the last calendar quarter in the Term, receive payment for the difference).
iv.If the aggregate actual Inflationary Costs for all Products ordered by DaVita during a calendar quarter is greater than the Budgeted Inflationary Costs for such Products for such calendar quarter, then: (a) if DaVita has not delivered a timely objection with respect to an Inflationary Cost Notice, no earlier than thirty (30) days after DaVita’s receipt of the applicable Inflationary Cost Notice, or (b) if DaVita has delivered a timely objection with respect to such Inflationary Cost Notice, the date on which the objection is resolved in accordance with Section 3.4(b)(i) above, Rockwell shall invoice DaVita for an amount equal to the difference.
v.Commencing with the calendar quarter ending December 31, 2022, and each calendar quarter thereafter during the Term, if the weighted average Inflationary Costs for all Products has increased by twenty percent (20%) or greater as compared with the Budgeted Inflationary Costs for all Products for such quarter, then: (a) Rockwell will continue to supply Products pursuant to the terms of this Agreement, (b) the parties will meet in good faith not later than forty-five (45) days following the end of the applicable quarter to discuss equitable adjustments to this Agreement, and (c) if the Parties are unable to agree upon equitable adjustments to this Agreement within fifteen (15) days after such meeting, DaVita may at any time thereafter terminate this Agreement in accordance with Section 2.3(e).
vi.Rockwell shall use its commercially reasonable efforts to reduce (or minimize increases in) Inflationary Costs during the Term. All calculations described in this Section 3.4(b) shall be made in a manner consistent with the accounting policies used to establish the 2022 Budget. Schedule 3.4(b) includes illustrative Inflationary Cost calculations described in this Section 3.4(b).”
1.3.Term and Termination.
1.3.1.Section 2.3 of the Agreement is hereby amended to add a new Section 2.3(e) as follows:
“(e)        At any time following the date on which: (i) an Event of Default occurs, or (ii) the parties are unable to agree upon an adjustment to this

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Agreement as described in Section 3.4(b)(v)(c), DaVita shall have the right to terminate this Agreement upon one hundred eighty (180) days’ prior written notice to Rockwell.”
1.3.2.A new Section 2.6 is hereby added to the Agreement as follows:
“2.6        Transition. Upon DaVita’s request upon written notice to Rockwell given at least ninety (90) days prior to the expiration of the Initial Term or other applicable termination of the Agreement, the Term of the Agreement shall be extended for a period of up to one hundred eighty (180) days following the expiration or termination date (the “Transition Period”) to assist DaVita in transitioning from purchasing under this Agreement; provided that the Purchase Price of any Product ordered during the Transition Period will be the Purchase Price applicable to such Product on the day immediately prior to the first day of the Transition Period. At least thirty (30) days prior to the commencement of such Transition Period, DaVita will provide Rockwell with a written transition plan containing an estimated forecast of monthly purchase volumes and Committed Facilities to be serviced by Rockwell during the Transition Period (the “Transition Plan”), which shall be approved in writing by Rockwell, such approval not to be unreasonably withheld. Each month during the Transition Period, DaVita shall submit a rolling three (3) month estimated forecast of monthly purchase volumes and Committed Facilities to be serviced by Rockwell during each month in such forecast period. The Committee will meet monthly during the Transition Period to discuss any changes to the Transition Plan, subject to the mutual agreement of the Parties. DaVita will provide at least thirty (30) days prior written notice to Rockwell of any Discontinuation Event during the Transition Period. During the Transition Period, Rockwell shall use commercially reasonable efforts to continue to fulfill all orders for each Product submitted hereunder in accordance with the terms herein (including, without limitation, the Regulatory Costs and Inflationary Costs provisions set forth in Section 3.4) and provide transition assistance reasonably requested by DaVita to allow the successor supplier to continue without material interruption or adverse effect and to facilitate the orderly transfer of supplies to the appropriate parties and in compliance with applicable laws.”
1.4.Discontinuation Event.
1.4.1.Section 17.1 of the Agreement is hereby amended and restated in its entirety as follows:
“17.1 Discontinuation Event.
(a) DaVita agrees that: (i) in the event a Committed DaVita Facility intends on discontinuing its purchase of the Products from Rockwell (a “Discontinuation Event”), it shall provide Rockwell with at least ninety (90) days prior written notice of such Discontinuation Event and (ii) if such Discontinuation Event will result in changes to delivery dates and times to remaining Committed DaVita Facilities, Rockwell shall use its commercially reasonable efforts to provide DaVita with a revised schedule of delivery dates and times within thirty (30) days of the receipt of the notice by Rockwell from DaVita of the Discontinuation Event; provided that any Committed DaVita Facility subject to a Discontinuation Event shall remain subject to the Product Commitment until

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the expiration of the ninety (90) day notice period relating to the Discontinuation Event as to such Committed DaVita Facility.
(b) Prior to the date on which an Event of Default has occurred, DaVita further agrees that in the event a Discontinuation Event occurs as to multiple Committed DaVita Facilities in a geographic county, group of nearby counties, or subdivisions of a county (a “Market”), it shall use its commercially reasonable efforts to implement such Discontinuation Event as to such Committed DaVita Facilities in such Market in a manner which assists Rockwell in minimizing the negative effect it would experience as a result of such Discontinuation Event. In the event of a breach by DaVita of the provisions of this Section 17.1(b) prior to the date on which an Event of Default has occurred, Rockwell’s sole and exclusive remedy shall be to terminate this Agreement pursuant to Section 2.4(e). This Section 17.1(b) shall not apply and shall be deemed to have no further force or effect: (i) from and after the date on which an Event of Default has occurred, or (ii) during the Transition Period.”
1.5.Reporting.
1.5.1.A new Section 17.4 is hereby added to the Agreement as follows:
“17.4    Reporting. Rockwell will provide to DaVita:
(a)as soon as available, but no later than thirty (30) days after the last day of each fiscal month (other than the last fiscal month of any fiscal quarter, in which case as soon as available, but no later than forty-five (45) days after the last day of such fiscal quarter) a compliance certificate certified by an officer of Rockwell attaching a Rockwell prepared summary consolidated balance sheet and income statement covering the consolidated operations of Rockwell and its subsidiaries for such fiscal month; and
(b)upon Rockwell becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, prompt (and in any event within three (3) Business Days) written notice of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.”
1.6.Certain Defined Terms.
1.6.1.Article XVIII of the Agreement is hereby amended to add each of the following defined terms:
1.6.1.1.“2022 Budget” means the detailed line item budget attached as Schedule 1.6.1.1.
1.6.1.2.“2023 Budget” means the detailed line item budget for 2023 as mutually agreed upon by the Parties by no later than January 15, 2023 and prepared in a manner consistent with Rockwell’s accounting practices and policies used to prepare the 2022 Budget and, with respect to budgeted Inflationary Costs, calculated based on Rockwell’s actual Inflationary Costs in the fourth calendar

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quarter of 2022. If DaVita and Rockwell are not able to agree on a 2023 Budget by such date, the Parties will, within fifteen (15) days thereafter, retain a mutually acceptable independent accounting firm (using the procedures described in Article XVI of the Agreement) to resolve disagreements relating to establishment of the 2023 Budget, which firm may, in its discretion, take into account third party studies relating to inflationary costs. The cost of such accountant will be borne equally by the Parties.
1.6.1.3.“Adjusted Cost of Goods Sold” means cost of goods sold, as adjusted to remove payments made or add credits given relating to Inflationary Costs, determined in accordance with Rockwell’s accounting practices and policies used to prepare the 2022 Budget. Schedule 2.4 includes an illustrative calculation of Adjusted Cost of Goods Sold.
1.6.1.4. “Adjusted Gross Margin Percentage” means, for a calendar year, Rockwell’s (i) gross sales to DaVita minus Adjusted Cost of Goods Sold, divided by (ii) gross sales to DaVita, determined in accordance with Rockwell’s accounting practices and policies used to prepare the 2022 Budget. Schedule 2.4 includes an illustrative calculation of Adjusted Gross Margin Percentage.
1.6.1.5.“Budgeted Inflationary Costs” means, during: (i) calendar year 2022, the budgeted Inflationary Costs calculated based on the 2022 Budget, (ii) calendar year 2023, the budgeted Inflationary Costs calculated based on the 2023 Budget, or (iii) for the Transition Period (if any), the mutually agreed upon budgeted Inflationary Costs for the Transition Period calculated based on Rockwell’s actual Inflationary Costs in the fourth calendar quarter of 2023, in each case determined in a manner consistent with Rockwell’s accounting practices and policies used to prepare the 2022 Budget.
1.6.1.6.“Event of Default” means Rockwell’s failure to: (i) provide notice and confirmation to DaVita that the Financing Event has occurred by June 30, 2022, or (ii) at all times maintain a cash and cash equivalent balance in an amount of no less than ten million dollars ($10,000,000).
1.6.1.7.“Financing Event” means Rockwell has received an additional $15 million in aggregate proceeds from a third party through the sale of equity securities that are junior or pari passu to the Series X Preferred with respect to its rights, preferences and privileges.
1.6.1.8.“Inflationary Costs” has the meaning set forth on Schedule 1.6.1.8.
1.7.Public Announcements.
1.7.1.Section 19.18 of the Agreement is hereby amended and restated in its entirety as follows:
“19.18    Public Announcements. Except as otherwise required pursuant to any applicable federal or state securities laws or stock listing requirements, no party hereto shall make any public announcement of any kind or any filing with respect to the other party hereto or any of the transactions provided for herein without the prior written consent of the other party hereto. The disclosing party shall give reasonable prior advance notice of the proposed text of any such announcement or

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filing to the other party for its prior review and approval, which review and approval shall not be unreasonably conditioned, withheld or delayed. The parties further agree that if either party is required to file this Agreement or any amendment hereto pursuant to any applicable federal or state securities laws or stock listing requirements, the disclosing party shall redact pricing and other competitively sensitive terms to the extent consistent with applicable interpretations and guidance of the staff of the Securities and Exchange Commission.”
1.8.Schedules. The Agreement is hereby amended to add as Schedules to the Agreement each of the Schedules attached to this Amendment and referred to herein.
2.Cost Optimization.
2.1.Commencing with the calendar year ending December 31, 2022, and each calendar year thereafter during the Term, within thirty (30) days following the end of such year, Rockwell shall deliver to DaVita a written notice (“Cost Optimization Notice”) containing reasonably detailed documentation setting forth: (i) Rockwell’s actual Adjusted Gross Margin Percentage for such year, (ii) Rockwell’s calculation of the increase or decrease (as applicable) in its actual Adjusted Gross Margin Percentage for such year as compared with (x) for year-end 2022, Rockwell’s Adjusted Gross Margin Percentage based on the 2022 Budget or (y) for year-end 2023, Rockwell’s actual 2022 Adjusted Gross Margin Percentage, and (iii) Rockwell’s calculation of the resulting amount (if any) owed to DaVita for such year. DaVita will have thirty (30) days after receipt by DaVita of each Cost Optimization Notice to review the documentation of Rockwell’s calculations for such year. Rockwell agrees to reasonably cooperate with DaVita’s review and will provide DaVita with reasonable access to Rockwell’s books and records relating to such Adjusted Gross Margin Percentage during normal business hours. If DaVita disagrees with Rockwell’s calculation of Adjusted Gross Margin Percentage for such year, DaVita may deliver a notice setting forth its objections to Rockwell’s calculation of Adjusted Gross Margin Percentage. DaVita and Rockwell will use commercially reasonable efforts to reach an agreement on the calculation of Adjusted Gross Margin Percentage for such year for a period of thirty (30) days after receipt by Rockwell of such notice. If DaVita and Rockwell are not able to agree on the calculation of Adjusted Gross Margin Percentage for such year, the Parties will retain a mutually acceptable independent accounting firm (using the procedures described in Article XVI of the Agreement) to determine Adjusted Gross Margin Percentage. The cost of such accountant will be borne equally by the Parties. For the avoidance of doubt, the calculations to which reference is made in this Section 2.1 refer to sales and delivery of Products to DaVita and costs related thereto.
2.2.If Rockwell’s Adjusted Gross Margin Percentage (x) for year-end 2022, is greater than 2022 Budget, or (y) for year-end 2023, is greater than Rockwell’s actual 2022 Adjusted Gross Margin Percentage, then DaVita shall invoice Rockwell for an amount equal to: (i) fifty percent (50%) of the percentage increase in Adjusted Gross Margin Percentage, multiplied by, (ii) gross sales to DaVita for such year. Such amount shall be paid by Rockwell on terms net twenty (20) days.
2.3.In the event the Agreement is terminated prior to the end of the Term, the calculations and payment contemplated by this Section 2 shall be made as of the then most-recently completed calendar quarter in the year in which the Agreement is terminated.

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2.4.All calculations described in this Section 2 shall be made in a manner consistent with the accounting policies used to establish the 2022 Budget. Schedule 2.4 includes illustrative Adjusted Gross Margin Percentage calculations described in this Section 2.
3.Establishment of Joint Advisory Committee.
3.1.Promptly after the Amendment Effective Date, the Parties shall establish a joint advisory committee (the “Committee”). The Committee shall be comprised of three (3) representatives of each Party, each of whom shall have expertise and operational responsibilities with respect to the Products and sufficient seniority within the appointing Party’s organization to facilitate productive interaction within the Committee. A Party may appoint and change any of its representatives from time to time in its sole discretion upon written notice to the other Party.
3.2.The Committee will be a forum for the identification and review of opportunities for reducing costs associated with the manufacture and distribution of Products, including, but not limited to, the following:
3.2.1.Identification and evaluation of potential operational changes, such as: plant redesign, labor efficiencies, SKU rationalization, liquid to dry product conversion, G&A cost reduction, raw material cost reduction, logistics network optimization and transportation cost reduction;
3.2.2.Identification and evaluation of opportunities for reducing Inflationary Costs;
3.2.3.Review of the initiation and execution of operational changes; and
3.2.4.Review of key variance drivers and performance indicators.
3.3.The Committee shall meet no less frequently than monthly unless otherwise agreed by the Parties. The Parties shall establish a meeting schedule by mutual agreement and meetings may be held remotely if so agreed. Subject to reasonable advance notice to the other Party and appropriate confidentiality undertakings, a Party may invite other members of its organization to attend a particular meeting. Each Party shall be responsible for the expenses incurred by its own representatives in participating in the Committee. During the Term, Rockwell will provide the Committee with such information as the Committee shall reasonably request to perform its responsibilities.
4.Representations and Warranties.
4.1.Each Party hereby represents and warrants to the other Party as follows:
4.1.1.Standing and Authority. Such Party has the requisite corporate power, right, and authority to enter into this Amendment and to consummate the transactions contemplated hereby. Such Party’s execution and delivery of this Amendment and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of such Party.
4.1.2.Execution; Delivery; Binding Effect. This Amendment has been duly executed and delivered by such Party, and constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms.

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4.1.3.No Conflicts. Neither the execution, delivery, or performance of this Amendment by such Party nor the consummation of the transactions contemplated in this Amendment, shall (a) conflict with, contravene, or result in a breach of any statute or administrative regulation, or of any law, rule, regulation, ordinance, order, writ, injunction, judgment, or decree of any Governmental Authority or of any arbitration award to which such Party is a party or by which any of the properties or assets of such Party are or may be bound or (b) conflict with, contravene, or violate any agreement, understanding, or arrangement to which such Party is a party or by which any of the properties or assets of such Party are or may be bound.
4.2.Consents. Rockwell hereby represents and warrants to DaVita that Rockwell has obtained the consents listed on Schedule 4.2, and provided documentation evidencing its receipt of such consents to DaVita.
5.Miscellaneous.
5.1.Except as expressly modified herein, all other terms and provisions of the Agreement (including, without limitation, the service levels described in Section 4.1 of the Agreement) shall continue in full force and effect. In the event of any conflict or ambiguity between this Amendment and the Agreement (or any exhibit or attachment to the Agreement), this Amendment shall govern and control with regard to the subject matter contained herein.
*    *    *

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IN WITNESS WHEREOF, duly authorized representatives of each of the Parties have executed this Amendment effective upon the Amendment Effective Date.

DAVITA INC. By: /s/ Patrick McKinnon Name: Patrick McKinnon Title: Chief Financial Officer, Kidney Care	ROCKWELL MEDICAL, INC. By: /s/ Russell Ellison Name: Russell Ellison, MD Title: Chief Executive Officer

Approved as to form:

DAVITA INC.

By: /s/ David Witek

Name: David Witek

Title: VP, Associate General Counsel